Exhibit 99.1

LIONSGATE VICE CHAIRMAN MICHAEL BURNS
SIGNS NEW LONG-TERM AGREEMENT
THROUGH OCTOBER 2017

SANTA MONICA, CA, and VANCOUVER, BC, November 5, 2012 — Lionsgate (NYSE: LGF) Vice Chairman Michael Burns has signed a new long-term employment agreement extending through October 2017, the Company announced today.

Since joining Lionsgate’s Board of Directors in 1999 and becoming Vice Chairman of the Company in March 2000, he has joined with Chief Executive Officer Jon Feltheimer in building Lionsgate into a leading global entertainment company.

Most recently, he helped orchestrate Lionsgate’s January 2012 acquisition of Summit Entertainment as well as a series of initiatives related to the Company’s capital structure, including arranging a new $800 million revolving credit facility and paying down the $500 million Summit term loan more than two years early.

“We’re delighted that Michael will continue to help guide Lionsgate’s growth through 2017,” said Feltheimer. “From serving as our public face on Wall Street to reducing our cost of capital to helping spearhead our transition to a digital world, Michael is the best partner I could ask for, and he works tirelessly to create long-term shareholder value.”

Under the stewardship of Messrs. Burns and Feltheimer, Lionsgate has grown into a diversified global entertainment company through a combination of organic growth and strategic acquisitions. Lionsgate’s feature film slate is expected to generate more than a billion dollars at the domestic box office this year, led by the global blockbuster THE HUNGER GAMES, and its television business encompasses 25 shows on 18 networks, including the multiple Emmy Award-winning MAD MEN. The Company also owns a prestigious 15,000-title library and has investments in nine branded channels around the world.

ABOUT LIONSGATE:
Lionsgate is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution, new channel platforms and international distribution and sales.  The Company has built a strong television presence in production of primetime cable and broadcast network series, distribution and syndication of programming and an array of channel assets. Lionsgate currently has 25 shows on 18 networks spanning its primetime production, distribution and syndication businesses, including the multiple Emmy

Award-winning Mad Men, the critically acclaimed series Weeds, Nurse Jackie and Boss, the new comedy Anger Management, which has been picked up for another 90 episodes by FX, the network series Nashville, the syndication successes Tyler Perry's House of Payne, its spinoff Meet the Browns, For Better Or Worse, The Wendy Williams Show, Are We There Yet? and the upcoming Orange Is The New Black, an original series for Netflix.

Its feature film business has been fueled by such recent successes as the blockbuster first installment of The Hunger Games franchise, which has already grossed nearly $700 million at the worldwide box office, The Possession, Sinister, The Expendables 2, Cabin in the Woods, Tyler Perry's Madea's Witness Protection and Arbitrage.  With the January 2012 acquisition of Summit Entertainment, the Company has now added the blockbuster Twilight Saga, which has grossed more than $2.5 billion at the worldwide box office, to its current slate, giving the Company the two premier young adult franchises in the world. Recent Summit hits include Red, Letters to Juliet, Knowing and the Academy Award-winning Best Picture, The Hurt Locker.

Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rate. Lionsgate handles a prestigious and prolific library of approximately 15,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company's core businesses. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world.

For Lionsgate corporate inquiries, please contact:
Peter D. Wilkes
310.255.3726
pwilkes@lionsgate.com

Kinley L. Cross
310.255.5114
kcross@lionsgate.com